                                                                    Exhibit 11.1

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

      SCHEDULE SETTING FORTH COMPUTATION OF LOSS PER SHARE OF CLASS A STOCK

SIX MONTHS ENDED JUNE 30,                           2002                       2001
--------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts) (Unaudited)                (Unaudited)
BASIC EPS
   Net loss (1) .................                $  (15,446)                $   (3,567)

   Loss per Class A Share .......                $     (.79)                $     (.19)

   Shares used in calculation (2)                    19,435                     19,157

DILUTED EPS
   Net loss (1) .................                $  (15,446)                $   (3,567)

   Loss per Class A share .......                $     (.79)                $     (.19)

   Shares used in calculation (2)                    19,435                     19,157

(1) After deduction of accrued preferred stock dividends of $113 and $116, respectively.

(2) In 2002 and 2001, the conversion of the 4% and 6-1/2% Preferred Stocks and the exercise of stock options was excluded from the diluted EPS calculation due to the antidilutive effect.


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